Exhibit 24

POWER OF ATTORNEY

I, Hoonmo Lee, hereby appoint each of Diana Douglas and Ze’-ev Eiger of McDermott Will & Emery LLP, as my attorneys-in-fact with full power and authority to perform on my behalf to execute any documents and take any and all acts necessary or desirable in order to (i) secure any codes required in order for me to be able to file with the U.S. Securities and Exchange Commission’s EDGAR filing system, in my official capacity, and (ii) prepare and complete the filing with the U.S. Securities and Exchange Commission, any documents, including without limitation the Form ID, for me.

I acknowledge that each of Diana Douglas and Ze’-ev Eiger, in serving as my attorneys-in-fact, is not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Each of Diana Douglas and Ze’-ev Eiger may act in reliance upon the signature below reasonably believed by her or him to be genuine, and may assume that any person whether individual or who has been designated by me to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. Each of Diana Douglas and Ze’-ev Eiger of McDermott Will & Emery LLP shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures or instructions.

This power of attorney will remain in effect until December 31, 2021.

I am signing this power of attorney as of July 25, 2021.

/s/ Hoonmo Lee
Hoonmo Lee